INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 47 to the Registration Statement No. 2-75807 on Form N-1A of the John Hancock Series Trust, of our report dated December 6, 2002 appearing in the Annual Report to the Board of Trustees and Shareholders of John Hancock Real Estate Fund for the year ended October 31, 2002.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP
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Boston, Massachusetts
February 27, 2003